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                                                                     EXHIBIT 5.1

                                   Exhibit 5.1
                        Opinion of Haynes and Boone, LLP

                              HAYNES AND BOONE, LLP
                        1000 Louisiana Street, Suite 4300
                              Houston, Texas 77002
                                 (713) 547-2000

                                 March 31, 2003

Landry's Restaurants, Inc.
1510 West Loop South
Houston, Texas 77027

Gentlemen:

     We have acted as counsel to Landry's Restaurants, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") which relates to 3,233,500 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock") subject to issuance on the exercise of options granted, or to be granted, under the Landry's Restaurants, Inc. 2002 Employee/Rainforest Conversion Plan, the Landry's Restaurants, Inc. 2002 Employee Agreement No. 1, the Landry's Restaurants, Inc. 2002 Employee Agreement No. 2, the Landry's Restaurants, Inc. 2002 Employee Agreement No. 3, the Landry's Restaurants, Inc. 2002 Employee Agreement No. 4 (collectively the "Landry's 2002 Individual Stock Plans") the Landry's Restaurants, Inc. 2001 Employee Agreement No. 1, the Landry's Restaurants, Inc. 2001 Employee Agreement No. 2, the Landry's Restaurants, Inc. 2001 Employee Agreement No. 3, the Landry's Restaurants, Inc. 2001 Employee Agreement No. 4, certain other stock option plans to certain individual employees (collectively, the "Landry's 2001 Individual Stock Option Agreements"), certain stock option grants to the Company's non-employee directors pursuant to individual grant agreements under the Company's 2002 Stock Option Plan (the "Non-Employee Director Plans") or otherwise pursuant to stock options granted to employees of the Company (collectively, the "Plans").

     In connection therewith, we have examined (i) the Certificate of Incorporation and the Bylaws of the Company, each as amended; (ii) the Plans; and (iii) such other documents, corporate records, certificates and other instruments as we have deemed necessary for the expression of the opinions contained herein.

     In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that prices paid for shares of Common Stock will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation (as amended), Bylaws (as amended), Plans, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

     Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 3,233,500 shares of Common Stock covered by the Registration Statement, which may be issued from time to time pursuant to the purchase of shares of Common Stock in accordance with the terms of the Plans, have been duly authorized for issuance by the Company, and, when so issued in accordance with the respective terms and conditions of the Plans, will be validly issued, fully paid and nonassessable.

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     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ HAYNES AND BOONE, LLP

                                         Haynes and Boone, LLP